Province of New Brunswick

LETTERS PATENT

INCORPORATING

"MILLSTREAM MINES LTD."
(NO PERSONAL LIABILITY)

Dated	14th., NOVEMBER, A.D.,		19 70	
Recorded	14th., NOVEMBER, A.D.,		19 70	
Lib.	R	Fol. 10	Ref. No.	70-520

Deputy Provincial Secretary

BY THE HONOURABLE

Rodman E. Logan
Provincial Secretary

TO ALL TO WHOM THESE PRESENTS SHALL COME, or who the same may in anywise concern, GREETING:

WHEREAS, in and by the " COMPANIES ACT " (being Chapter 33 of the Revised Statutes, 1952), it is amongst other things in effect enacted, that the Provincial Secretary may, by Letters Patent, under his Seal of Office, grant a Charter to any number of persons not less than three, who having complied with the requirements of the Act, apply therefor, constituting such persons and others who thereafter become Shareholders or members (*as the case may be*) in the Company thereby created, a Body Corporate and Politic, for any of the purposes or objects to which the Legislative authority of the Legislature of New Brunswick extends, except the construction and working of Railways, the Business of Insurance other than as provided in PART II, the Management of Trades Unions, Friendly Societies, Building Societies, Trust Companies, Loan Companies, or other Associations of like character, upon the applicants therefor establishing to the satisfaction of the Provincial Secretary due compliance with the several conditions and terms in and by the said Act set forth and thereby made conditions precedent to the granting of such Charter.

AND WHEREAS, Andre Valiquette, Barrister-at-Law, Guy Gervais, Barrister-at-Law, Daniel M. Kochenburger, Barrister-at-Law, all of the Town of Mt-Royal, in the Province of Quebec, Michel Blouin, Barrister-at-Law, and Michel Duranceau Barrister-at-Law, both of the City of Montreal and Province aforesaid, have made application for a Charter under Part III of the said Act pertaining to Mining Companies constituting them and such others who may become shareholders in the said company a body corporate and politic by the name of "MILLSTREAM MINES LTD. (NO PERSONAL LIABILITY)" for the purposes hereinafter mentioned, and have established the sufficiency of all the facts required to be established previous to the granting of such Letters Patent, and have filed in the Office of the Provincial Secretary all documents in connection with the provisions of the said Act.

NOW KNOW YE, that I, the said Rodman E. Logan, Provincial Secretary of the said Province, under the provisions of the said Act, do, by these Letters Patent constitute the above named persons and all others who may become shareholders in the said company, a body corporate and politic by the name of "MILLSTREAM MINES LTD. (NO PERSONAL LIABILITY)" with all the rights and powers given by the said Act, and for the following purposes, namely,

(a) To acquire by purchase, lease, concession, license, exchange or other legal title, land and any interest in or to land, mines, mining rights, mineral properties and mining claims in the Province of New Brunswick or elsewhere and to own, hold, license, exchange and turn to account the same.

(b) To prospect for, crush, win, get, quarry, smelt, refine, concentrate calcine, amalgamate, dress, manipulate or otherwise prepare for use or market, buy, store, sell, distribute and deal in ores, metals, minerals and mineral substances of all kinds.

(c) To purchase or otherwise acquire, and to apply for, hold, develop, manufacture under, deal in or dispose of patents of invention, licenses, franchises, trade marks, processes and mechanical or other contrivances and either absolutely or conditionally and either solely or jointly with others and as principals, agents, contractors or otherwise.

(d) To construct, buy, sell, lease, manufacture and deal in minerals, plant,machinery, implements, conveniences, provisions and things capable of being used in connection with metallurgical operations or required by workmen and others employed by the Company.

(e) To construct or acquire by lease, purchase or otherwise and to operate and maintain undertakings, plant, machinery, works, water and other rights and privileges and

appliances for the generation or production of steam, electric, pneumatic, hydraulic or other power or force; also lines of wire, poles, tunnels, conduits, works and appliances for the storing, delivery and transmission under or above ground of steam, electric, pneumatic, hydraulic or other power or force for any purpose for which the same may be used and to contract with any company or person upon such terms as are agreed upon to connect the Company's lines of wires, poles, tunnels, conduits, works, and appliances with those of any such company or person, and generally to carry on the business of generating, producing and transmitting steam, electric, pneumatic, hydraulic or other power of force; to acquire by lease, purchase or otherwise, steam, electric, pneumatic, hydraulic, or other power or force, and to use, sell, lease or otherwise dispose of the same and all power and force produced by the Company, provided, however, that any sale, distribution or transmission of electric, pneumatic, hydraulic or other power or force beyond the lands of the Company shall be subject to local and municipal regulations.

(f) To acquire by purchase or otherwise and to build, construct, lease, charter, operate, navigate, maintain, exchange, sell or otherwise dispose of ships and boats, whether driven by steam, diesel or other power, barges, dredges,

tugs and lighters, dockyards, wharves, water rights and privileges, elevators or other works incidental to transportation, or any interest or rights therein or thereon.

(g) To acquire, hold and dispose of shares and securities of any other company.

(h) To carry on all or any of its operations and businesses and without restriction or limit as to amount in any Province of the Dominion of Canada and in any British or foreign country, and for this purpose to establish agencies and branches.

(i) To carry on any other business or operations which may be deemed conducive to any of the Company's objects.

(j) To exercise all the powers presently set out in Section 14 (1) of the "Companies Act" as fully as if such powers were expressly set out herein.

The Company shall be subject to the provisions of PART III of the "COMPANIES ACT", being that part of the said Act relating to MINING COMPANIES.

THE HEAD OFFICE of the said Company within the Province of New Brunswick shall be at ROBERTVILLE, in the Parish of Beresford, in the County of Gloucester, with permission to hold meetings of the shareholders either Annual or Special, or both and meetings of the Directors, without the Province.

THE PROVISIONAL DIRECTORS being, Andre Valiquette, Guy Gervais, Michel Blouin, Daniel M. Kochenburger, and Michel Duranceau.

THE CAPITAL STOCK of the said Company shall be THREE MILLION DOLLARS ($3,000,000) divided into THREE MILLION (3,000,000) common shares of a par value of ONE DOLLAR ($1) each.

GIVEN under my hand and seal
at FREDERICTON, the FOURTEENTH
day of NOVEMBER, 1970, A.D.

PROVINCIAL SECRETARY.